EXHIBIT 99.2


                     ROUTT COUNTY NATIONAL BANK CORPORATION

                            NOTICE OF SPECIAL MEETING
                                 OF SHAREHOLDERS

         A Special Meeting of shareholders of Routt County National Bank Corporation (the "Company") will be held at ____ a.m., Colorado time, on __________, 1998, at the Company's offices at 2155 Resort Drive, Steamboat Springs, Colorado, to consider and vote upon an Agreement and Plan of Reorganization dated as of January 21, 1998 among the Company, its wholly-owned subsidiary First National Bank of Colorado (the "Bank"), Zions Bancorporation ("Zions"), Val Cor Bancorporation, Inc. ("Val Cor"), a wholly-owned subsidiary of Zions, and Bank Colorado, National Association ("Bank Colorado"), Val Cor's wholly-owned subsidiary, an Agreement of Merger between the Company and Val Cor and an Agreement of Merger between Bank Colorado and the Bank (collectively, the "Plan of Reorganization"), and the transactions contemplated thereby. The Plan of Reorganization provides for the merger of the Company into Val Cor, with Val Cor being the surviving corporation, and for the merger of the Bank into Bank Colorado, with Bank Colorado being the surviving national banking association (the aforementioned mergers being referred to herein collectively as the "Reorganization").

         Upon the consummation of the Plan of Reorganization, each holder of shares of Company Common Stock will receive shares of Zions Common Stock in exchange for each share of Company Common Stock held as of the Effective Date (as defined) of the Plan of Reorganization. The terms and conditions of the Reorganization are set forth in the accompanying Proxy Statement/Prospectus.

         The Board of Directors has set _________, 1998, as the record date for determining shareholders entitled to notice of and to vote at the Special Meeting.

         Holders of Company Common Stock are entitled to assert dissenters' rights under Colorado law.

         By order of the Board of Directors

Dated: __________________, 1998.


                                                ______________________________
                                                Timothy S. Borden
                                                Chairman of the Board


         Please mark, sign and return the enclosed proxy in the envelope provided.